CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2024, relating to the financial statements of Exodus Movement, Inc., appearing in the Annual Report on Form 10 of Exodus Movement, Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

December 23, 2024